Exhibit 4.9
Description of the Registrant’s Securities Registered
Pursuant to Section 12 of the Securities Exchange Act of 1934
The following is a description of the common stock of Valmont Industries, Inc. (the “Company” or “our”). This summary is subject to the complete text of our Restated Certificate of Incorporation and our Bylaws, each of which is an exhibit incorporated by reference into our Annual Report on Form 10-K of which this exhibit is a part. This summary is qualified in its entirety by reference to these documents.
Authorized Capital Stock
Our authorized capital stock consists of 75,000,000 shares of common stock, par value $1.00 per share and 500,000 shares of preferred stock, par value $1.00 per share.
Description of Common Stock
Voting Rights
The holders of our common stock are entitled to one vote for each share.
Dividends Rights
Subject to the rights of the holders of preferred stock, holders of common stock are entitled to receive dividends and other distributions in cash, stock or our property, when, as and if declared by our Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and distributions.
Liquidation
Upon liquidation, the holders of the common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock.
Preferred Stock
The shares of preferred stock are issuable in one or more series created by our board of directors. Our board of directors has the authority to fix the voting rights, dividend rate, redemption provisions, liquidation preferences and conversion provisions when creating any series of preferred common stock.
The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of the common stock and may subject the common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.
Fully Paid and Non-assessable
The outstanding shares of common stock are fully paid and non-assessable.
No Conversion, Redemption and Sinking Fund
The common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock.

No Pre-emptive Rights
Holders of the common stock have no pre-emptive right to subscribe for or purchase any of our additional stock or securities.

Certain Provisions of Our Restated Certificate of Incorporation and Bylaws
Classified Board of Directors
Article X of our restated certificate of incorporation requires that the board of directors to be divided into three classes of as nearly equal size as possible. The terms of the directors are staggered so that the terms of approximately one-third of the directors expire at each annual election of directors.
Stockholder Action by Written Consent
Article XI of our restated certificate of incorporation requires that any action required or permitted to be taken by the holders of the capital stock of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
Special Stockholder Meetings
Our bylaws vest the power to call special meeting of stockholders, for any purpose or purposes, in the President of the Company, who shall call the same upon demand in writing being made by a majority of the directors of the Company.
Bylaw Advance Notice Provisions
The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior annual shareholders' meeting. If the date of the annual shareholders' meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the meeting date is first made. The bylaws specify the information which must accompany such shareholder notice.